Exhibit 99.1

Misonix Files Forms 10-Q for

First and Second Quarters of Fiscal 2017

Regains full compliance with SEC and Nasdaq requirements and increases six-months sales of consumable products by 29.4%

For Immediate Release

Corporate Contact	Investor Contact
Joe Dwyer	Joe Diaz
Misonix, Inc.	Lytham Partners
631-927-9113	602-889-9700
jdwyer@misonix.com	mson@lythampartners.com

FARMINGDALE, NY – March 13, 2017 — Misonix, Inc. (Nasdaq: MSON), a provider of minimally invasive therapeutic ultrasonic medical devices that enhance clinical outcomes, announced today the filing of Forms 10-Q with the Securities and Exchange Commission for the first quarter of fiscal year 2017, ended September 30, 2016, and the second quarter of fiscal 2017, ended December 31, 2016.

For the six months ended December 31, 2016, the Company reported a 29.4% increase in sales of its consumable products over the comparable six month period of the previous fiscal year. Domestic consumables sales grew 35.5% in the same period. Additionally, the Company reported that its domestic sales now represent 65.6% of total sales, compared with 55.5% in the prior year.

Q1 2017 Financial Highlights:

•	Net sales increased 17.5% to $6.2 million compared to $5.3 million in the first quarter of fiscal 2016. Domestic sales increased 26.7% during the quarter.
•	Consumables revenue increased by 30.2% to $4.5 million, and comprised 73.6% of total revenue compared with 66.5% in the prior year period.
•	Gross profit was 69.0% of sales, up from 66.5% in the first quarter of fiscal 2016.
•	General and administrative expenses increased 7.1% to $1.9 million primarily driven by:
o	a charge of $0.3 million relating to a severance obligations; and
o	$0.5 million in professional fees relating to the recently completed internal investigation.
•	The Company reported a net loss of $0.5 million, or $(0.07) per diluted share, compared to a net loss of $0.2 million, or $(0.03) per diluted share, in the comparable quarter of fiscal 2016.

Q2 2017 Financial Highlights:

•	For the second quarter of fiscal year 2017 ended December 31, 2016, net sales were essentially flat at $6.0 million, compared to $6.0 million in the second quarter of fiscal 2016.
•	Domestic sales increased 28.6% to $4.1 million versus $3.2 million in second quarter of fiscal 2016.

•	Consumable sales in the United States increased 42.3% to $3.8 million for the quarter, and accounted for 64% of total quarterly sales compared to 45% in the comparable quarter of 2016.
•	Gross profit in the second quarter was 69.8%, up from 67.6% in the second quarter of fiscal 2016; primarily from a stronger mix of higher margin consumables revenue.
•	General and administrative expenses increased 24.6% to $2.1 million primarily driven by professional fees fees of $0.7 million relating to the recently completed internal investigation.
•	The Company reported a net loss of $0.6 million, or $(0.07) per diluted share, compared to net income of $0.2 million, or $0.02 per diluted share, in the second quarter of fiscal 2016.
•	At December 31, 2016, the Company maintained cash and cash equivalents of $12.8 million with no long-term debt.

Greater detail on the results of the first and second quarters of fiscal 2017, ended December 31, 2016, is available in the Forms 10-Q accessible at www.misonix.com in the Investor Relations section or at www.sec.gov.

Stavros Vizirgianakis, president and chief executive officer of Misonix, said, “We are pleased to complete this process with the filing of the two quarterly reports, and in regaining full compliance with the SEC and Nasdaq rules. Throughout this process, we continued to grow revenue – 4% in fiscal 2016 and 8% in the first half of fiscal 2017. I want to congratulate the entire Misonix team for a solid performance during the first half of fiscal 2017. They exhibited great professionalism in a difficult period and continued to move the Company forward.

“With the internal investigation behind us, we are now focused on growing the Company on a consistent basis. In the coming quarters, we will initiate several strategic changes in the execution of our business, both domestically and internationally, as we concentrate on driving sales of our consumable products and the recurring revenue that those sales generate. We look forward with great enthusiasm to developing many of the opportunities ahead in the coming years.”

The Company recently completed a voluntary internal investigation into the business practices of the independent Chinese entity that previously distributed its products in China and various internal control issues. A new distributor in China was recently appointed and the internal control issues are being remediated. All of the Company’s previous financial reports were found to be accurate and a restatement of prior financial results was not required.

Conference Call

The Company has scheduled a conference call for Tuesday, March 14, 2017, at 9:00 am ET to review the financial results.

Interested parties can access the conference call by dialing (844) 861-5497 or (412) 317-6579 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at www.misonix.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10103113. A webcast replay will be available in the Investor Relations section of the Company’s website at www.misonix.com for 30 days.

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated in excess of $1.5 billion annually; Misonix's proprietary ultrasonic medical devices are used in spine surgery, neurosurgery, orthopedic surgery, wound debridement, cosmetic surgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's website at www.misonix.com.

Safe Harbor Statement
With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, the impact of the pending investigation by the Department of Justice and Securities Exchange Commission, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

Financial Tables to Follow

MISONIX INC. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

			Six Months			Six Months
	Three Months Ended		Ended	Three Months Ended		Ended
	9/30/16	12/31/16	12/31/16	9/30/15	12/31/15	12/31/15

Net sales	$6,171,625	$6,030,380	$12,202,005	$5,250,985	$6,039,355	$11,290,340
Cost of goods sold, exclusive of depreciation from consigned product	1,912,007	1,818,672	3,730,679	1,760,699	1,957,900	3,718,599
Gross profit	4,259,618	4,211,708	8,471,326	3,490,286	4,081,455	7,571,741

Operating expenses:
Selling expenses	3,325,687	3,271,134	6,596,821	2,656,280	2,991,687	5,647,967
General and administrative expenses	1,931,821	2,087,419	4,019,240	1,803,920	1,675,090	3,479,010
Research and development expenses	492,084	440,364	932,448	399,994	392,068	792,062
Total operating expenses	5,749,592	5,798,917	11,548,509	4,860,194	5,058,845	9,919,039
Loss from operations	(1,489,974)	(1,587,209)	(3,077,183)	(1,369,908)	(977,390)	(2,347,298)

Other income (expense):
Interest income	19	19	38	19	25	44
Royalty income and license fees	944,068	949,048	1,893,116	988,170	1,018,362	2,006,532
Other	(1,996)	(6,640)	(8,636)	(6,021)	(5,413)	(11,434)
Total other income	942,091	942,427	1,884,518	982,168	1,012,974	1,995,142

(Loss) / income from operations before income taxes	(547,883)	(644,782)	(1,192,665)	(387,740)	35,584	(352,156)

Income tax (benefit)/expense	(26,000)	(30,000)	(56,000)	(168,000)	(139,000)	(307,000)

Net income (loss)	$(521,883)	$(614,782)	$(1,136,665)	$(219,740)	$174,584	$(45,156)

Net income (loss) per share - Basic	$(0.07)	$(0.07)	$(0.14)	$(0.03)	$0.02	$(0.01)

Net income (loss) per share - Diluted	$(0.07)	$(0.07)	$(0.14)	$(0.03)	$0.02	$(0.01)

Weighted average shares - Basic	7,809,385	8,374,900	8,092,143	7,748,509	7,780,778	7,764,644
Weighted average shares - Diluted	7,809,385	8,374,900	8,092,143	7,748,509	8,081,602	7,764,644

MISONIX INC. and Subsidiaries

Consolidated Balance Sheets

	December 31,	June 30,
	2016	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,766,120	$9,049,327
Accounts receivable, less allowance for doubtful accounts of $96,868 and $98,868, respectively	3,770,168	3,869,427
Inventories, net	4,986,521	5,822,935
Prepaid expenses and other current assets	302,224	530,564
Total current assets	21,825,033	19,272,253

Property, plant and equipment, net of accumulated amortization and depreciation of $7,361,655 and $6,976,282, respectively	3,184,334	2,492,815
Patents, net of accumulated amortization of $938,119 and $885,394, respectively	707,366	604,916
Goodwill	1,701,094	1,701,094
Intangible and other assets	305,421	266,603
Deferred income tax	3,454,690	3,394,690
Total assets	$31,177,938	$27,732,371

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$1,400,545	$1,402,797
Accrued expenses and other current liabilities	2,270,983	1,887,337
Total current liabilities	3,671,528	3,290,134

Deferred lease liability	9,308	9,262
Deferred income	7,765	31,685
Total liabilities	3,688,601	3,331,081

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value-shares authorized 20,000,000; 9,132,203 and 7,948,234 shares issued and 8,993,354 and 7,809,385 outstanding in each period, respectively	91,322	79,482
Additional paid-in capital	36,715,393	32,502,521
Accumulated deficit	(8,218,026)	(7,081,361)
Treasury stock, at cost, 138,849 shares in each period	(1,099,352)	(1,099,352)
Total shareholders' equity	27,489,337	24,401,290
Total liabilities and shareholders' equity	$31,177,938	$27,732,371